Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Third Quarter 2022 Earnings Teleconference

November 1, 2022, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International reported core earnings per share of $1.48 for the third quarter and $3.49 for the first nine months of the year. Based on our year-to-date performance and outlook for the remainder of the year, we are narrowing our 2022 core EPS guidance range to $4.48 to $4.68, from our prior range of $4.40 to $4.70. We are fully committed to delivering our long-term EPS growth rate target of 5 to 7% through 2025.

In my remarks, I will focus on three key messages. First, SCE’s excellent progress reducing wildfire risk. Second, we’ve updated the 2017/2018 Wildfire and Mudslide Events reserve. Third, the increasing alignment between California’s clean energy actions and SCE’s vision to lead the transformation of the electric power industry.

SCE is making excellent progress in executing its wildfire mitigation plan. As I’ve mentioned before, when we look across all 17,000 circuit miles of distribution lines in SCE’s high fire risk area, or HFRA, over 7,000 miles are already underground and the utility’s grid hardening measures are focused on the remaining approximately 10,000 miles above ground. SCE is rapidly deploying covered conductor and is on pace to complete 4,300 miles, or 43%, of its overhead miles in HFRA by year-end. As depicted on page 3, SCE plans to continue hardening the grid through its next rate case cycle, which would result in about 8,400 overhead miles hardened. Additionally, SCE has continued to reduce the impact of PSPS. With the acceleration of grid hardening activities on frequently impacted PSPS circuits this year, SCE anticipates reducing PSPS outage duration by over 44 million customer minutes of interruption, or more than 17%, compared to the last two years, assuming the same weather and fuel conditions.

As analysts, investors, rating agencies, and members of the CPUC have observed from visits to SCE’s Emergency Operations Center this year, SCE has made marked advancements in its wildfire mitigation and emergency preparedness capabilities. Additionally, we continue to share extensive data on SCE’s wildfire mitigation efforts on the Investor Relations website.

Turning to the 2017 and 2018 Wildfire and Mudslide Events, in the third quarter, SCE paid about $350 million towards settlement of claims. Driven by this significant new information obtained through the litigation process following the closing of the Woolsey fire statute of limitations in May and our thorough evaluation of such information, the utility increased the best estimate of total losses by $880 million to a total of $8.8 billion. As summarized on page 4, I would like to share with you some additional background on the reasons for this large estimate revision. Claims resolution is a long and challenging process, and we appreciate your patience as SCE works through it in a prudent manner, which will ultimately support the utility’s strong cost recovery applications.

With the statute of limitations for Woolsey individual plaintiffs behind us, we now know the actual number of plaintiffs bringing claims in connection with that event and have obtained important additional information on the nature of the claims for many of these remaining plaintiffs, though still not for all of them. To give you more visibility into the process, we now have more information regarding the type of claim a plaintiff has — for example, whether a plaintiff has a claim for smoke and ash damage, damaged property, entire property loss, or a business. Based on now having a defined number of claimants and more clarity on the nature of their respective claims, the reserve was adjusted to reflect our experience to date settling similar types of claims, including higher than expected costs to settle several types of claims.

The continued progress settling claims enables us to move further along in resolving these historical 2017 and 2018 events. I want to be clear that we still expect SCE to file the application for TKM cost recovery by late 2023, and to seek full CPUC cost recovery of claims payments, excluding amounts recoverable from insurance or FERC, or foregone under the agreement with the Safety Enforcement Division. I will also note that our financial assumptions for 2025 and beyond do not factor in any potential upside from this cost recovery application.

My final comments focus on California’s clean energy actions and Edison International’s vision to lead the electric utility industry through the clean energy transition. In August, the California Air Resources Board, or CARB, approved a rule requiring 100% of new cars sold in California to be zero-emission vehicles by 2035. The regulation codifies the light-duty vehicle goals set out in an executive order earlier this year. In September, CARB voted to ban the sale of new gas furnaces and water heaters beginning in 2030. This built on the CPUC’s unanimous decision a week earlier to eliminate subsidies for new natural gas hookups beginning July 2023. At the federal level, the administration is proceeding with multiple implementation actions for the Bipartisan Infrastructure Bill, the Inflation Reduction Act, and the CHIPS Act. Just this week, the US EPA announced the first $965 million tranche of funding for the electric school bus program authorized by the infrastructure bill, with about $35 million supporting school districts in SCE’s area.

We’re pleased to see this state and federal support for electrification, which is also consistent with our vision laid out in our Pathway 2045 white paper. SCE is a leader in electrification, with the country’s largest suite of transportation electrification programs led by an investor-owned utility, which benefit SCE in a differentiated manner. Electric vehicle adoption continues to accelerate here in California. Over the last three months, EVs accounted for roughly 20% of new car sales in California. SCE’s service area has about 400,000 of the 3 million EVs in the country. EV charging accounts for over 2.5 million megawatt hours, or about 3% of SCE’s projected 2022 retail sales. By 2045, this could grow to about 50 million megawatt hours. Meanwhile, we await CPUC review of SCE’s $677 million building electrification application, which will help catalyze this market in tandem with California’s plans to include around $1 billion in state budgets over the next 5 years. We are excited about working in partnership with state and federal governments and with other stakeholders, including the communities we serve, to advance policies that rapidly cut GHG emissions.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will highlight that we had strong third quarter results and have narrowed our 2022 EPS guidance range to $4.48 to $4.68. Before I move to that, there are three additional takeaways for today’s call. First, we remain committed to delivering on our 5 to 7% growth target through 2025. Second, our near-term maturities are manageable. Finally, SCE’s current operational excellence program, which we call “Catalyst,” is off to a strong start and we have high expectations for the program.

Let’s move to third quarter results, as shown on page 5. Edison International reported core earnings of $1.48 per share. Recall that in third quarter 2021, SCE received its 2021 GRC final decision, and recorded a 35-cent true-up. This results in an unfavorable year-over-year comparison for this quarter. I will highlight two additional key variances — SCE’s earnings were driven by an increase in CPUC-related revenue in 2022 due to the GRC escalation mechanism and previously unrecognized return related to the Customer Service Re-Platform project final decision.

Moving to page 6, SCE’s capital forecast has been updated slightly, primarily to reflect the timing of spending related to the utility-owned storage project. The project is now expected to be online before summer 2023 and, consequently, some of the capital spending has shifted to 2023.

As shown on page 7, our capital forecast continues to result in projected rate base growth of 7 to 9% from 2021 to 2025. This forecast incorporates SCE’s current view of the requests to be made in the 2025 GRC, and other applications.

With respect to 2022 guidance, as shown on page 8, we are narrowing our 2022 core EPS guidance range to $4.48 to $4.68 from $4.40 to $4.70. Based on our year-to-date performance and outlook for the rest of the year, we are confident we will deliver results within this narrowed range.

I would now like to provide a brief update on our 2022 financing plan, as outlined on page 9. We continue to expect to refinance the last $300 million of parent debt maturing this year with new debt. Recall that we completed a $400 million refinancing in August. Combined, these will complete the refinancing of $700 million of parent debt. On the equity side, we expect that internal programs will generate about $100 million of our 2022 need of $300 to $400 million of equity content. In April, we entered into a $600 million term loan maturing in April 2023, which provides execution timing flexibility for the equity content we identified in our original guidance. If we defer into 2023, we will incorporate any remaining amount into the 2023 EIX financing plan. In all, we will share our 2023 financing plan on our Q4 earnings call.

Turning to the current interest rate environment, I would like to frame the company’s interest rate exposure that factors into our 2025 EPS guidance and address how we plan to mitigate the impact from higher interest rates. Page 10 shows Edison’s debt maturities over the next five years. There are three categories to consider. The first category is the debt that funds 2017/18 Wildfire and Mudslide claims resolution. Pedro and I have been clear and consistent that SCE plans to apply for full cost recovery of eligible losses. SCE’s cost recovery application will also include the interest on the debt that funds the claims payments. None of this potential upside is built into our financial forecast.

The second category is SCE operational debt. The interest rate exposure is minimal as we updated the estimated cost of debt and preferred in September as part of our 2023 cost of capital application. The third category is EIX parent debt. We are currently forecasting the incremental cost of debt at approximately 6.1% and to the extent rates go higher over the next several years, we have headwinds to manage.

Across the organization, we are always looking for operational efficiencies, underpinned by a continuous improvement mindset. Over multiple rate case cycles, the utility has a distinguished track record of implementing operational excellence initiatives focused on enterprise-wide efforts to improve performance in safety, reliability, affordability, customer experience, and quality. This has also enabled SCE to have the lowest system average rate among California IOUs. In the current program, Catalyst, the portfolio includes over 600 employee-driven ideas with capital efficiency and O&M benefits. These ideas span SCE’s operations and major themes include work planning, procurement, and technology as shown on page 11. The expected benefits should progressively increase as we accelerate implementation through 2024, further benefiting affordability for SCE’s customers. Additionally, we evaluate one-off opportunities. For instance, we have been evaluating our real estate portfolio for efficiencies. Reducing our footprint and managing these facilities costs will benefit customers in the longer term.

We have high expectations for the Catalyst program and the ability to deliver value for customers. We expect to identify additional opportunities in the core areas of safety, reliability, affordability, and quality as part of the multi-year program. We look forward to sharing success stories from the front-line as we go along.

Moving to page 12, we have provided you with our long-term EPS guidance, rooted in the significant investment opportunities aligned with our objectives of decarbonization and electrification. In this regard, I will emphasize two key points. First, we have incorporated the current interest rate environment and updated other assumptions. Second, we have identified tailwinds and headwinds that may drive variability around these ranges and provided sensitivities where applicable. As you can see from individual details on the page, we believe that the combination of drivers and strong execution will deliver the 5 to 7% growth.

Let me highlight a few areas. One is operational variances which include the Catalyst work that I have described, among other items. Also, I would like to point out that embedded in our guidance is SCE’s current ROE of 10.3%. In the 2023 proceeding, SCE has requested an ROE of 10.53%, which is strongly supported by SCE’s analysis and the current interest rate environment. The 2023 proceeding also includes resetting the benchmark for the cost of capital mechanism to about 4.4%. If the bond index rates exceed the 100-basis point deadband, the mechanism would trigger, which in turn would result in updating the cost of debt and adjusting the ROE starting with the following year. For sensitivity analysis, we expect each 10 basis points of ROE changes EPS by about 5 cents in 2025.

Additionally, the range around the parent expense we’ve shown you in the past also incorporates a range of equity content needs, of up to $250 million per year on average, and the amount will vary with rate base growth.

To conclude, we are reiterating our 5 to 7% EPS growth rate guidance from 2021 through 2025. My management team and I are fully committed to delivering on this target.